Exhibit 99.1

WEBER INC. REPORTS FISCAL 2021 FULL-YEAR AND FOURTH QUARTER RESULTS

Second Consecutive Record Year as Full-Year Net Sales Increased 30% to $1.98 Billion

Celebrates Grand Opening of New European Manufacturing & Distribution Center

PALATINE, Ill, Dec. 8, 2021—Weber Inc. (NYSE: WEBR) today announced its financial results for the fiscal fourth quarter and full-year 2021, ending September 30th.

Weber reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Weber closed fiscal year 2021 with Net Sales of $1.98 billion, Gross Profit of $825 million, Net Income of $6 million, and $307 million of adjusted EBITDA, representing the second straight year of record-breaking performance.

“Our strong financial results continue to demonstrate the strength of the Weber brand and our products across all key segments of the outdoor cooking category and in the top grilling markets worldwide,” said Chris Scherzinger, CEO of Weber. “With the official opening of our European manufacturing and distribution center earlier this fall, we now have the industry’s most comprehensive global manufacturing footprint and world-class supply chain organization. This organization has been instrumental in our ability to successfully navigate recent logistics challenges to deliver on unprecedented consumer demand, with 30% sales growth. In the fourth quarter, which lapped a very strong prior year, we also delivered stronger than expected performance based on historical seasonality trends.”

“I am tremendously proud of our global teams, who continue to work tirelessly in the current challenging operating environment to meet retail customer needs, bring innovation and new experiences to consumers, and execute against our strategic growth priorities,” added Mr. Scherzinger. “We remain committed to driving profitable growth in 2022, and to delivering strong and reliable financial results for our shareholders.”

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2021

•	Fiscal year 2021 net sales increased 30%, to $1.98 billion, from $1.53 billion in the prior year.

•

Net sales increased 25% in the Americas, to $1,102 million, from $881 million in the prior year; EMEA increased 34%, to $726 million, from $542 million in the prior year; and APAC increased 49%, to $154 million from $103 million in the prior year.

•

Revenue growth enabled by continued strategic investments in new product innovation, expanded digital marketing reach, accelerated geographic expansion, and amplified direct-to-consumer (DTC) initiatives, driving 46% DTC growth versus last year.

•	Gross profit increased 35% to $825 million, or 41.6% of net sales, compared to $610 million or 40.0% of net sales in the prior year.

•

Net income decreased 94%, to $6 million, or 0.3% of net sales, compared to $89 million, or 5.8% of net sales in the prior year, primarily reflecting the non-cash, stock-based-compensation charge associated with the August 2021 IPO. Adjusted net income increased 28%, to $161 million, or 8.1% of net sales, compared to $126 million, or 8.3% of net sales in the prior year.

•	Adjusted EBITDA increased 35%, to $307 million, or 15.5% of net sales, compared to $227 million, or 14.9% of net sales in the prior year.

•

Net cash provided by operating activities was $54 million for the fiscal year ended September 30, 2021, as compared to $305 million in the prior year, with the variance driven primarily by the return to more normalized inventory levels and accounts payable timing from the prior year.

•

As of September 30, 2021, the Company had cash and cash equivalents of $108 million and $294 million of available borrowings under its revolving credit facility. Total debt at the end of the quarter was $1.02 billion, and average net debt to adjusted EBITDA ratio was 2.9x.

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021

•	Net sales decreased 5% to $350 million, from $368 million in the prior year quarter; on a two-year stack basis, net sales increased 77%.

•

Net sales decreased 9% in the Americas, to $211 million, from $231 million in the prior year quarter; EMEA increased 1%, to $108 million, from $107 million in the prior year quarter; and APAC increased 3%, to $31 million, from $30 million in the prior year quarter.

•

Net loss of $86 million, or (24.6%) of net sales, compared to a net loss of $14 million, or (3.9%) of net sales, in the prior year quarter. Adjusted net loss was $35 million, or (10.1%) of net sales, compared to adjusted net income of $5 million, or 1.2% of net sales, in the prior year quarter.

•	Adjusted EBITDA loss of $14 million, or (4.0%) of net sales, compared to $28 million, or 7.6% of net sales, in the prior year quarter.

Q4 AND FULL YEAR 2021 INVESTOR CONFERENCE CALL DETAILS

A conference call to discuss these fiscal fourth quarter and full-year 2021 financial results is scheduled for today, December 8, 2021, at 7:30 a.m. Central Time. Investors and analysts are invited to dial 844-200-6205 (international callers, please dial 929-526-1599) approximately 10 minutes before the start of the call. Please reference Conference ID 640895 when prompted. A live webcast of the conference call and supporting materials will be available on the Weber investor relations website, https://investors.weber.com. In addition, a replay and transcript of the webcast will be posted to the same website once available.

ABOUT WEBER INC.

Weber Inc., headquartered in Palatine, Ill., is the world’s leading barbecue brand. The Company’s founder George Stephen, Sr., established the outdoor cooking category when he invented the original charcoal grill nearly 70 years ago. Weber offers a comprehensive, innovative product portfolio, including charcoal, gas, pellet and electric grills, smokers, and accessories designed to help outdoor cooking enthusiasts discover what’s possible. Earlier this year, the Company acquired June Life Inc., a smart appliance and technology company, to accelerate the development of its Weber Connect® technology and digital products. In addition, in November 2021, Weber launched 1952 Ventures, a subsidiary designed to accelerate new growth platforms and brand extensions for the Company in the areas of product, technologies, and partnerships. Weber offers its barbecue grills and accessories, services, and experiences to a passionate community of millions across 78 countries.

Weber Connect® is a registered trademark of Weber-Stephen Products LLC.

INVESTOR RELATIONS CONTACTS:

•	investors@weber.com

•	Brian Eichenlaub

MEDIA CONTACTS:

•	media@weber.com

•	Kristina Peterson-Lohman

NON-GAAP FINANCIAL MEASURES

This press release contains certain financial measures not presented in accordance with GAAP, including Adjusted EBITDA and Adjusted Net Income (Loss), which are used by management in making operating decisions, allocating financial resources, and internal planning and forecasting and for business strategy purposes. Adjusted EBITDA and Adjusted Net Income (Loss) are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing our financial results. The use of non-GAAP financial information should not be considered as an alternative to, or more meaningful than, the comparable GAAP measures. In addition, because our non-GAAP measures are not determined in accordance with GAAP, it is susceptible to differing calculations, and not all comparable or peer companies may calculate their non-GAAP measures in the same manner. Management believes that such measures are commonly reported by issuers and widely used by investors as indicators of a company’s operating performance. Please refer to the reconciliations of Adjusted EBITDA and Adjusted Net Income (Loss) to the most directly comparable financial measures prepared in accordance with GAAP below.

FUTURE STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Weber’s expectations or beliefs concerning future events. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” in our Registration Statement (Registration No. 333-257824) on Form S-1.

Our future results could be affected by a variety of other factors, including uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential travel restrictions of the COVID-19 outbreak, the current, and uncertain future, impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results (including components of our financial results), and cash flows and liquidity, risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles, the success of productivity improvements and business transitions, commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain, the availability of and interest rates on short-term and long-term financing, the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences, the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability, legal and regulatory factors including the impact of any product recalls; and business disruption or other losses from war, pandemic, terrorist acts or political unrest.

Weber Inc.

Consolidated Balance Sheets

	September 30, 2021	September 30, 2020
	(dollars in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$107,517	$123,792
Accounts receivable, less allowances (1)	138,683	130,885
Inventories, net	332,621	233,327
Prepaid expenses and other current assets (2)	68,236	33,880

Total current assets	647,057	521,884
Property, equipment and leasehold improvements, net	162,829	108,252
Operating lease right-of-use assets (3)	66,962	48,937
Other long-term assets	61,454	33,961
Trademarks, net	357,821	343,965
Other intangible assets, net	144,257	51,866
Goodwill	110,612	30,570

Total assets	$1,550,992	$1,139,435

Liabilities and equity (deficit)
Current liabilities:
Trade accounts payable	$330,669	$298,078
Accrued expenses (4)	150,610	133,868
Income taxes payable	4,823	8,151
Current portion of long-term debt and other borrowings	12,500	36,250
Current portion of long-term financing obligation	592	514

Total current liabilities	499,194	476,861
Long-term debt, less current portion	984,818	575,659
Long-term financing obligation, less current portion	38,394	38,986
Non-current operating lease liabilities (5)	55,329	37,986
Tax receivable agreement liability, net of current portion	9,266	—
Other long-term liabilities	85,376	53,491

Total liabilities	1,672,337	1,182,983

Commitments and Contingencies
Members’ deficit	—	(1,216)
Class A Common Stock, $0.001 par value—3,000,000,000 shares authorized, 52,533,388 shares issued and outstanding as of September 30, 2021	53	—
Class B Common Stock, $0.00001 par value—1,500,000,000 shares authorized, 233,572,370 shares issued and outstanding as of September 30, 2021	2	—
Preferred Stock, $0.0001 par value—1,500,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2021	—	—
Additional paid-in capital	6,109	—
Accumulated other comprehensive loss	(9,280)	(68,580)
Retained (deficit) earnings	(7,646)	26,248

Total Weber Inc. (deficit) equity	(10,762)	(43,548)
Noncontrolling interests	(110,583)	—
Total (deficit) equity	(121,345)	(43,548)

Total liabilities and (deficit) equity	$1,550,992	$1,139,435

(1)	Includes related party royalty receivables of $119 and $220 at September 30, 2021 and 2020, respectively.
(2)	Includes related party prepaid royalties of zero and $10,044 at September 30, 2021 and 2020, respectively.
(3)	Includes related party operating lease assets of $1,629 and $4,111 at September 30, 2021 and 2020, respectively.
(4)	Includes related party operating lease liabilities of $431 and zero at September 30, 2021 and 2020, respectively.
(5)	Includes related party operating lease liabilities of $1,198 and $4,139 at September 30, 2021 and 2020, respectively.

Weber Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Fiscal Years Ended September 30,
	2021	2020	2021	2020
	(dollars in thousands, except share data)
Net sales (1)	$350,230	$368,091	$1,982,406	$1,525,260
Cost of goods sold (2)	244,631	228,054	1,157,189	915,586

Gross profit	105,599	140,037	825,217	609,674
Operating expenses:
Selling, general and administrative (3)(4)	183,086	139,924	738,830	444,975
Amortization of intangible assets	5,130	3,190	17,220	13,235
Gain on disposal of assets held for sale	—	—	(5,185)	—

(Loss) income from operations	(82,617)	(3,077)	74,352	151,464
Foreign currency (gain) loss	3,749	258	(23)	5,081
Interest income (5)	(414)	(258)	(1,091)	(1,270)
Interest expense	16,513	8,351	66,970	40,357
Loss from early extinguishment of debt	—	—	5,448	—

(Loss) income before taxes	(102,465)	(11,428)	3,048	107,296
Income tax (benefit) expense	(16,394)	1,706	3,004	13,812
Loss (gain) from investments in unconsolidated affiliates	—	1,048	(5,505)	4,604

Net (loss) income	$(86,071)	$(14,182)	$5,549	$88,880
Net (loss) income attributable to noncontrolling interests	(41,447)	1,006	(42,177)	—

Net (loss) income attributable to Weber Inc.	$(44,624)	$(15,188)	$47,726	$88,880

Earnings (loss) per share of Class A common stock
Basic	$(0.13)	N/A	$(0.13)	N/A
Diluted	$(0.13)	N/A	$(0.13)	N/A
Weighted average shares outstanding
Basic	51,788,320	N/A	51,788,320	N/A
Diluted	51,788,320	N/A	51,788,320	N/A

(1)

Includes related party royalty revenue of $172 and $70 for the three months ended September 30, 2021 and 2020, respectively, and $247 and $386 for the fiscal years ended September 30, 2021 and 2020, respectively.

(2)

Includes related party rental expense of $71 and $180 for the three months ended September 30, 2021 and 2020, respectively, and $676 and $718 for the fiscal years ended September 30, 2021 and 2020, respectively.

(3)

Includes related party rental expense of $573 and $59 for the three months ended September 30, 2021 and 2020, respectively, and $538 and $235 for the fiscal years ended September 30, 2021 and 2020, respectively.

(4)

Includes related party royalty expense of zero and $(283) for the three months ended September 30, 2021 and 2020, respectively, and $268 and $1,291 for the fiscal years ended September 30, 2021 and 2020, respectively.

(5)

Includes related party interest income of $3 and $24 for the three months ended September 30, 2021 and 2020, respectively, and $47 and $56 for the fiscal years ended September 30, 2021 and 2020, respectively.

Weber Inc.

Consolidated Statement of Cash Flows

	Fiscal Years Ended September 30,
	2021	2020
	(dollars in thousands)
Operating activities
Net income	$5,549	$88,880
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	27,082	29,112
Provision for amortization of intangible assets	17,220	13,235
Provision for amortization of deferred financing costs	3,803	2,935
Deferred income tax (benefit) expense	(12,954)	445
Management incentive plan compensation, net of forfeitures	—	4,372
(Gain) loss from investments in unconsolidated affiliates	(5,505)	4,604
Gain on disposal of assets held for sale	(5,185)	—
Stock/unit-based compensation	131,176	142
Loss from early extinguishment of debt	5,448	—
Changes in operating assets and liabilities
Accounts receivable	(7,320)	(25,511)
Inventories	(99,506)	(44,179)
Prepaid expenses and other current assets	(25,227)	(16,711)
Trade accounts payable	12,996	196,213
Accrued expenses	(1,701)	52,115
Income taxes payable	(4,189)	4,193
Other	12,404	(4,667)

Net cash provided by operating activities	54,091	305,178

Investing activities
Proceeds from disposal of property, equipment and leasehold improvements	14,029	7,207
Additions to property, equipment and leasehold improvements	(63,534)	(29,414)
Payments for acquisitions	(128,514)	—

Net cash used in investing activities	(178,019)	(22,207)

Financing activities
Proceeds from issuance of long-term debt	1,250,000	—
Payments for deferred financing costs	(27,703)	(3,233)
Payments for capitalized offering costs	(7,043)	—
Payments under agreement with iDevices	(339)	(1,640)
Interest rate swap settlement payments	(5,380)	—
Proceeds from contribution of capital, net	13,075	125
Proceeds from Initial Public Offering	237,500	—
Proceeds received from Greenshoe option	35,627	—
Repurchase of Class A shares and LLC units	(35,627)	—
Repurchase of members’ interests	(188,860)	—
Members’ distributions	(315,508)	(17,042)
Proceeds from financing obligation	—	39,500
Borrowings from revolving credit facility	217,000	497,462
Payments on revolving credit facility	(217,000)	(674,162)
Payments of long-term debt	(845,725)	(33,550)
Payment for the acquired Q Grill Trademark	—	(18,000)
Service on financing obligation	(514)	(2,700)

Net cash provided by (used in) financing activities	109,503	(213,240)

Effect of exchange rate changes on cash and cash equivalents	(1,850)	9,396

(Decrease) increase in cash and cash equivalents	(16,275)	79,127
Cash and cash equivalents at beginning of period	123,792	44,665

Cash and cash equivalents at end of period	$107,517	$123,792

Weber Inc.

Consolidated Statement of Cash Flows

	Fiscal Years Ended September 30,
	2021	2020
	(dollars in thousands)
Supplemental disclosures of cash flow information:
Cash paid for interest	$56,456	$43,095
Cash paid for income taxes, net of refunds of $4,336 and $730, respectively	$20,517	$10,295
Supplemental disclosures of non-cash investing and financing information:
Property and equipment included in accounts payable and accrued expenses	$32,561	$5,517
Capitalized offering costs included in accounts payable and accrued expenses	$2,109	$—
Settlement of existing relationship through business combination	$9,776	$—
Issuance of common units for business acquisition	$14,582	$—

Weber Inc.

Non-GAAP Reconciliations

The following table reconciles (loss) income from operations to adjusted (loss) income from operations; net (loss) income to adjusted net (loss) income; net (loss) income to EBITDA; and EBITDA to Adjusted EBITDA for the periods presented:

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2021	2020	2021	2020
	(dollars in thousands)
(Loss) income from operations	$(82,617)	$(3,077)	$74,352	$151,464
Adjustments:
Foreign currency gain (loss)(1)	(3,749)	(258)	23	(5,081)
Non-cash stock compensation / LTIP and profits interest expense(2)	36,983	2,647	131,176	4,514
Business transformation costs(3)	10,566	6,148	20,062	12,515
Operational transformation costs(4)	7,281	4,612	18,134	8,532
Debt refinancing and IPO costs(5)	4,913	—	17,573	—
COVID-19 costs(6)	614	8,705	1,162	17,061
Gain on disposal of assets held for sale	—	—	(5,185)	—

Adjusted (loss) income from operations	$(26,009)	$18,777	$257,297	$189,005

Net (loss) income	$(86,071)	$(14,182)	$5,549	$88,880
Adjustments:
Non-cash stock compensation / LTIP and profits interest expense(2)	36,983	2,647	131,176	4,514
Business transformation costs(3)	10,566	6,148	20,062	12,515
Operational transformation costs(4)	7,281	4,612	18,134	8,532
Debt refinancing and IPO costs(5)	4,913	—	17,573	—
COVID-19 costs(6)	614	8,705	1,162	17,061
Loss from early extinguishment of debt	—	—	5,448	—
Gain on disposal of assets held for sale	—	—	(5,185)	—
Tax impact of adjusting items	(9,657)	(3,344)	(33,180)	(5,498)

Adjusted net (loss) income	$(35,371)	$4,586	$160,739	$126,004

Net (loss) income	$(86,071)	$(14,182)	$5,549	$88,880
Adjustments:
Interest expense, net	16,099	8,093	65,879	39,087
Income tax (benefit) expense	(16,394)	1,706	3,004	13,812
Depreciation and amortization	11,895	10,421	44,302	42,347

EBITDA	$(74,471)	$6,038	$118,734	$184,126
Non-cash stock compensation / LTIP and profits interest expense(2)	36,983	2,647	131,176	4,514
Business transformation costs(3)	10,566	6,148	20,062	12,515
Operational transformation costs(4)	7,281	4,612	18,134	8,532
Debt refinancing and IPO costs(5)	4,913	—	17,573	—
COVID-19 costs(6)	614	8,705	1,162	17,061
Loss from early extinguishment of debt	—	—	5,448	—
Gain on disposal of assets held for sale	—	—	(5,185)	—

Adjusted EBITDA	$(14,114)	$28,150	$307,104	$226,748

(1)

Adjusted (loss) income from operations includes foreign currency gain (loss) in order to align adjusted (loss) income from operations with Adjusted EBITDA, with the exception of depreciation and amortization and loss (gain) from investments in unconsolidated affiliates.

(2)

Our financial results reflect an increase in compensation expense related to an increase in the value of our LTIP and profits interest units as well as a change in accounting methodology from the intrinsic value method to the fair value method during the fiscal year ended September 30, 2021. These changes resulted in total compensation expense of approximately $32 million and $126 million for the three months and fiscal year ended September 30, 2021, respectively.

(3)

“Business transformation costs” are defined as costs incurred to implement the leadership team’s plans to transition the organization to the future operating structure. These costs include major business transformation initiatives that require severance or other costs to transition to a new operating model.

(4)

“Operational transformation costs” are defined as restructuring and transformation initiatives related to major supply chain, operational moves and startups that are designed to enable future productivity. These costs also include significant systems integration costs, as well was plant shutdown and closure costs that will drive future efficiencies.

(5)	“Debt refinancing and IPO costs” are defined as certain non-capitalizable costs from the refinancing of the Company’s term loan and costs related to the initial public offering.
(6)

During the fiscal years ended September 30, 2021 and 2020, the Company incurred a number of significant costs related to the global COVID-19 pandemic. These non-recurring costs included plant shutdown costs, the impact of enhanced employee safety and social distancing protocols as well as overtime and expedited freight costs to fulfill significant unexpected demand increases driven by stay-at-home orders in many of our key markets. These costs have normalized in Fiscal Year 2021.